EXHIBIT 10.4

NON-EMPLOYEE ANNUAL DIRECTOR FEES
(Effective January 1, 2026)

Lead Independent Director
Annual Retainer (Cash)	$120,000
Deferred LNC Stock Units	$240,000
Total Lead Independent Director Fees	$360,000

Non-Employee Directors other than Lead Independent Director
Annual Retainer (Cash)	$120,000
Deferred LNC Stock Units*	$180,000
Total Board Fees	$300,000

Committees (Cash)
Audit Committee Chair	$35,000
Audit Committee Member	$10,000
Other Committee Chairs	$25,000

*	Deferred LNC Stock Units are “phantom” units of LNC Common Stock that are credited under the LNC Directors’ Deferred Compensation Plan.
All cash fees may be deferred, at a Director’s election, pursuant to the LNC Directors’ Deferred Compensation Plan.

Meeting fees may be paid in some cases for meetings which exceed the number of annually scheduled meetings ($1,100 per meeting) as determined by the Corporate Governance Committee.

All fees are paid to the directors on a quarterly basis in arrears and, for partial service during the year, fees are paid on a pro-rata basis.